                                                                                    EXHIBIT 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                                        CONTACT
July 2, 2007                                                                       Mary K. Waters
                                                                               202-872-7700

Farmer Mac Reports Officers’ Amendments to 10b5-1 Trading Plans

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) reported that two of its officers have amended existing prearranged trading plans, in accordance with Securities and Exchange Commission Rule 10b5-1 and Farmer Mac’s policy on securities trades by company personnel.  The plans were entered into and were amended by the officers for personal financial planning purposes.

Under Rule 10b5-1, directors and officers of a company may adopt a prearranged plan or contract for the sale of the company’s securities under specified conditions and times if the person has no material non-public information about the company.  The plans were originally adopted in November 2005 by Henry D. Edelman, President and CEO, and Nancy E. Corsiglia, Executive Vice President and CFO.  The amendments reported today replenish, in part, stock previously sold under the officers’ plans by adding options granted in 1999 and 2004 to Mr. Edelman for the purchase of 203,641 shares and to Ms. Corsiglia for the purchase of 85,883 shares.  By their terms, approximately one-half of these options will expire in 2009 and the remainder in 2014.  The amendments also extend the term of each plan to December 31, 2009.

Farmer Mac is the stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans.
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